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                                                              EXHIBIT (d)(3)(iv)

[ING FUNDS LOGO]

January 1, 2005

ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE: EXPENSE LIMITATIONS

Ladies and Gentlemen:

For the Class A, B and C shares of ING National Tax-Exempt Bond Fund, a series of ING Funds Trust, ING Investments, LLC shall waive or lower its investment management fee in accordance with the Expense Limitation Agreement between ING
Investments, LLC and ING Funds Trust, dated September 23, 2002, as restated
August 1, 2003, as if the Maximum Operating Expense Limits specified in SCHEDULE
A of the Expense Limitation Agreement were as follows:

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
                                                               MAXIMUM OPERATING EXPENSE LIMIT
                                                           (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                                                         -------------------------------------------
        NAME OF FUND                                     Class A           Class B           Class C
---------------------------------                        -------           -------           -------
ING National Tax-Exempt Bond Fund                         1.10%             1.85%             1.85%

We are willing to be bound by this letter agreement to lower our fee for the period from January 1, 2005 through and including December 31, 2005. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. Any fees waived pursuant to this letter agreement shall not be eligible for recoupment. This letter agreement shall terminate upon termination of the Expense Limitation Agreement.

Sincerely,

/s/ Michael J. Roland
--------------------------
Michael J. Roland
Executive Vice President

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
7337 East Doubletree Ranch Road         Tel: 480.477.3000            ING Investments, LLC
Scottsdale, AZ 85258-2034               Fax: 480.477.2700
                                        www.ingfunds.com
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